Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Bumble Inc. 2021 Omnibus Incentive Plan Employees’ Savings Plan of our reports dated February 28, 2025, with respect to the consolidated financial statements of Bumble Inc. and the effectiveness of internal control over financial reporting of Bumble Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2024, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

New York, New York
November 7, 2025